UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2024

SCHOLASTIC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-19860	13-3385513
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

557 Broadway,
New York, New York	10012
(Address of Principal Executive Offices)	(Zip Code)

(212) 343-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01	SCHL	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(c)	Appointment of New Chief Financial Officer.

On December 5, 2023, the Company and Haji L. Glover entered into an employment offer letter (the “Employment Agreement”), pursuant to which Mr. Glover agreed to serve as the Company’s Executive Vice President & Chief Financial Officer. The Employment Agreement is effective as of January 22, 2024. The terms of the Employment Agreement are summarized below in response to Item 5.02(e).

At its meeting held on December 13, 2023, the Company’s Board of Directors appointed Mr. Glover as the Company’s new Executive Vice President & Chief Financial Officer, effective January 22, 2024.

Haji Glover, age 50, brings over twenty seven years of finance and analytical experience in a variety of industry segments with both publicly traded and privately held companies. From September 2022 to January 2024, he served as Director of Finance at Amazon, New York City, responsible for leading the finance organization supporting the People Experience and Technology (PXT) division. From January 2020 to August 2022, Mr. Glover was Senior Vice President, Corporate Finance - Corporate for the Company, reporting directly to the chief financial officer and responsible for the entire finance organization at the Company. From March 2012 through January 2020, he held various positions at Alvogen Inc., a privately held enterprise based in Morristown, New Jersey, focused on developing, in-licensing, manufacturing and marketing pharmaceutical products. In February 2018, Mr. Glover was appointed as Vice President, Global Financial Planning & Analysis and Chief of Staff to Alvogen’s chief financial officer. In this role Mr. Glover was responsible for financial reporting of the enterprise’s consolidated results to the executive team, board of directors and external parties. Prior to March 2012, Mr. Glover had a variety of finance related roles at Honeywell International Inc., Ford Motor Company and Lockheed Martin. Mr. Glover earned his BS in Finance at Lehigh University and his MBA (Finance) at Binghamton University.

Item 5.02(e)	Compensatory Arrangements of Certain Officers.

Under the terms of the Employment Agreement, Mr. Glover will report to Peter Warwick, the Company’s President and CEO. He will receive an annual base salary equal to $625,000. He will also be eligible to participate in the Company’s Short Term Incentive Plan (STIP) pursuant to which his target bonus will be 50% of his annual salary, with payment of the bonus to be based upon achievement of both corporate and divisional goals. For fiscal year 2024 which ends on May 31, 2024, Mr. Glover’s bonus will be pro-rated based upon his start date, with a stipulated minimum of $200,000.

In connection with Mr. Glover’s appointment, the compensation committee of the Company’s Board of Directors, at its meeting held on December 12, 2023, approved an equity incentive grant to Mr. Glover under the Company’s 2021 Stock Incentive Plan with a value of $200,000, with an effective grant date of January 22, 2024, the date Mr. Glover is rejoining the Company as an employee. The value of the equity incentive grant will be paid in restricted stock units (60%) and in stock options (40%), The number of stock options granted will be determined based upon the Black Scholes model of calculating fair value of stock options on the effective date of grant and the number of restricted stock units awarded will be determined by using the fair market value of the Company’s common stock on the effective grant date. The grant will vest in three equal annual installments over three years with the first installment vesting on the first anniversary of the effective date of grant. Mr. Glover will also be eligible for award of long term equity incentives under the Company’s Stock Incentive Plan with a target equity grant value of $500,000 per annum beginning in September 2024.

In the event Mr. Glover’s employment is terminated by the Company without cause prior to January 2027, Mr. Glover will be eligible to receive severance in an amount equivalent to 24 months’ salary. Thereafter, in the event he is terminated without cause, at the Company’s discretion, Mr. Glover may be eligible to receive severance in accordance with the Company’s established severance practice, as then in effect.

Except as set forth in the Employment Agreement, (a) there are no arrangements or understandings between Mr. Glover and any other persons pursuant to which Mr. Glover was appointed, (b) there are no family relationships among any of the Company’s directors or executive officers and Mr. Glover, and (c) Mr. Glover has no direct or indirect material interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement is only a summary. The full terms and conditions of the Agreement, which is attached to this Report on Form 8-K as Exhibit 10.1, are incorporated herein by reference.

The above summary does not purport to be a complete summary of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as an exhibit and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Offer Letter, dated December 5, 2023, between Scholastic Inc. and Haji Glover

99.1	Press Release dated January 8, 2024

104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOLASTIC CORPORATION

Date: January 8, 2024	By:	/s/ Andrew S. Hedden
	Name:	Andrew S. Hedden
	Title:	Executive Vice President, General Counsel

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